UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           NES RENTALS HOLDINGS, INC.
                           --------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   640820 10 6
                                 --------------
                                 (CUSIP Number)


                                November 10, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

----------

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 640820 10 6
--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON

              ASPEN PARTNERS SERIES A, a series of ASPEN CAPITAL PARTNERS L.P.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              13-4118716
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
                                      -0-
NUMBER OF                    ---------------------------------------------------
SHARES                        6       SHARED VOTING POWER
BENEFICIALLY                          1,217,366
OWNED BY                     ---------------------------------------------------
EACH REPORT-                  7       SOLE DISPOSITIVE POWER
ING PERSON                            -0-
WITH                         ---------------------------------------------------
                              8       SHARED DISPOSITIVE POWER
                                      1,217,366
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,217,366
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      6.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

              PN
--------------------------------------------------------------------------------

CUSIP NO. 640820 10 6
--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON

              ASPEN CAPITAL LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              13-4118715
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
                                      -0-
NUMBER OF                    ---------------------------------------------------
SHARES                        6       SHARED VOTING POWER
BENEFICIALLY                          1,217,366
OWNED BY                     ---------------------------------------------------
EACH REPORT-                  7       SOLE DISPOSITIVE POWER
ING PERSON                            -0-
WITH                         ---------------------------------------------------
                              8       SHARED DISPOSITIVE POWER
                                      1,217,366
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,217,366
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      6.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

CUSIP NO. 640820 10 6
--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON

              ASPEN ADVISORS LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              13-4118717
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
                                      -0-
NUMBER OF                    ---------------------------------------------------
SHARES                        6       SHARED VOTING POWER
BENEFICIALLY                          2,005,349
OWNED BY                     ---------------------------------------------------
EACH REPORT-                  7       SOLE DISPOSITIVE POWER
ING PERSON                            -0-
WITH                         ---------------------------------------------------
                              8       SHARED DISPOSITIVE POWER
                                      2,005,349
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,005,349
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      10.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

CUSIP NO. 640820 10 6
--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON

              NIKOS HECHT

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
                                       -0-
NUMBER OF                    ---------------------------------------------------
SHARES                        6        SHARED VOTING POWER
BENEFICIALLY                           2,005,349
OWNED BY                     ---------------------------------------------------
EACH REPORT-                  7        SOLE DISPOSITIVE POWER
ING PERSON                             -0-
WITH                         ---------------------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       2,005,349
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,005,349
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      10.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

Item 1.

     (a)  Name of Issuer:

              NES Rentals Holdings, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

              8770 W. Bryn Mawr
              4th Floor
              Chicago, IL 60631

Item 2.

     (a)  Name of Persons Filing:

              Aspen Partners Series A, a series of
                Aspen Capital Partners, LP ("Aspen Partners")
              Aspen Capital LLC ("Aspen Capital")
              Aspen Advisors LLC ("Aspen Advisors")
              Nikos Hecht
              (collectively, the "Reporting Persons")

     (b)  Address of Principal Business Office or, if none, Residence:

              The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of the other Reporting Persons is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

     (c)  Citizenship:

              Aspen Partners is a Delaware limited partnership. Aspen Capital and Aspen Advisors are Delaware limited liability companies. Mr. Hecht is a citizen of the United States.

     (d)  Title of Class of Securities:

              Common stock, par value $.01 per share

     (e)  CUSIP Number:

              640820 10 6

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b) or ss. 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e)  [ ] An investment adviser in accordance with ss.
              240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J);

                                 NOT APPLICABLE

Item 4.   Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                 Aspen Partners and Aspen Capital:            1,217,366
                 Aspen Advisors and Mr. Hecht:                2,005,349

     (b)  Percent of class:

                 Aspen Partners and Aspen Capital:                 6.4%
                 Aspen Advisors and Mr. Hecht:                    10.6%

     (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote:

                      Aspen Partners and Aspen Capital:             -0-
                      Aspen Advisors and Mr. Hecht:                 -0-

          (ii)   Shared power to vote or to direct the vote:

                      Aspen Partners and Aspen Capital:       1,217,366
                      Aspen Advisors and Mr. Hecht:           2,005,349

          (iii)  Sole power to dispose or to direct the disposition of:

                      Aspen Partners and Aspen Capital:             -0-
                      Aspen Advisors and Mr. Hecht:                 -0-

          (iv)   Shared power to dispose or to direct the disposition of:

                      Aspen Partners and Aspen Capital:       1,217,366
                      Aspen Advisors and Mr. Hecht:           2,005,349

     Of the shares reported as beneficially owned in this Schedule 13G, 1,217,366 shares are owned directly by Aspen Partners and 787,983 shares are owned by private clients of Aspen Advisors. Aspen Capital is the general partner of Aspen Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Aspen Partners. Mr. Hecht is the managing member of Aspen Capital and of Aspen Advisors. As the managing member and owner of a majority of the membership interest in Aspen Advisors and Aspen Capital, Mr. Hecht may be deemed to be the controlling person of Aspen Advisors and Aspen Capital and, through Aspen Capital, Aspen Partners. Aspen Advisors, as investment manager for Aspen Partners and its private clients, has discretionary investment authority over the Common Stock held by Aspen Partners and the private clients. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Shares held by Aspen Partners and the private clients of Aspen Advisors. Aspen Partners and Aspen Capital disclaim any beneficial interest in the Common Stock owned by the accounts managed by Aspen Advisors.

Item 5.   Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.   Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.  Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2004

                                           ASPEN PARTNERS, SERIES A, a series of
                                           ASPEN CAPITAL PARTNERS, LP

                                           By: ASPEN CAPITAL LLC,
                                               its general partner


                                           By: /s/ NIKOS HECHT
                                               ---------------------------------
                                               Name:  Nikos Hecht
                                               Title: Managing Member


                                           ASPEN CAPITAL LLC


                                           By: /s/ NIKOS HECHT
                                               ---------------------------------
                                               Name:  Nikos Hecht
                                               Title: Managing Member


                                           ASPEN ADVISORS LLC


                                           By: /s/ NIKOS HECHT
                                               ---------------------------------
                                               Name:  Nikos Hecht
                                               Title: Managing Member


                                           /s/ NIKOS HECHT
                                           -------------------------------------
                                           Nikos Hecht